CONSULTING AGREEMENT

THIS AGREEMENT is to be effective as of the 28 day of November 2017, by and between CHISOS EQUITY CONSULTANTS, LLC, maintaining its principal offices at 300 County Road 438, Eastland, Texas 76448 (hereinafter referred to as "Consultant"), and GREENWAY TECHNOLOGIES, INC., formerly known as UMED Holdings, Inc. (hereinafter referred to as "GWTI") with principal offices at 8851 Camp Bowie West, Suite 240, Fort Worth, Texas 76116.

W I T N E S E T H:

WHEREAS, Consultant is engaged in the business of providing and rendering public relations and communications services, and has knowledge, expertise and personnel to render the requisite services to GWTI; and

WHEREAS, GWTI is desirous of retaining Consultant for the purpose of obtaining public relations, consulting and corporate communications services, so the company can more fully and more effectively deal and communicate with its shareholders and the investment community.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

Engagement of Consultant. GWTI herewith engages Consultant, and Consultant agrees to render to GWTI public relations, communications, advisory and consulting services, detailed more fully in the SCHEDULE B attached hereto. Consultant shall have the right to engage other consultants, not affiliated with Consultant, to assist Consultant in its obligations hereunder. Consultant shall be responsible, per the terms of this Agreement, for the non-affiliated consultants so retained by Consultant as agents of Consultant.

The consulting services to be provided by shall include, but are not limited to, the development, implementation and maintenance of an ongoing program to increase the investment community's awareness of GWTI's activities and to stimulate the investment community's interest in GWTI. GWTI acknowledges that Consultant's ability to relate information regarding GWTI's activities is directly related to the information provided by GWTI to Consultant.

GWTI acknowledges that Consultant will devote such time as is reasonably necessary to perform the services for GWTI, having due regard for Consultant's commitments and obligations to other business for which it performs consulting services.

The Parties agree and fully understand that Consultant is not a broker and/or a principal or owner in any brokerage firm in any way. This Agreement does not constitute a contract for services of a broker and/or brokerage firm. As a need arises for a broker and/or brokerage firm, Consultant shall have the ability hereunder to secure same as an agent of Consultant to facilitate such services. Consultant shall not be required to negotiate or structure investment terms, analyze investor's portfolios, be involved in any investor/issuer negotiations.

Term and Termination. This Agreement shall be for a period of Three (3) years, commencing on the effective date hereof. This Agreement shall only be terminated for cause by GWTI. For Cause, for the purposes of this Agreement, shall consist of specific breaches of the terms of this Agreement only. If the parties hereto desire to extend the relationship beyond the term of this Agreement, the parties will renew this Agreement or enter into a new Agreement.

DPL
GW

Treatment of Confidential Information. Consultant shall not disclose, without the consent of GWTI, any financial and business information concerning the business, affairs, plans and programs of GWTI which are delivered by GWTI to Consultant in connection with Consultant's services hereunder, provided such information is plainly and prominently marked in writing by GWTI as being confidential (the "Confidential Information"). Consultant will not be bound by the foregoing limitation in the event:

(I) The Confidential Information is otherwise disseminated and becomes public information, *or*

(II) Consultant is required to disclose the Confidential Information pursuant to a subpoena or other judicial order.

Representation by Consultant of Other Clients. GWTI acknowledges and consents to Consultants rendering public relations, consulting and/or communications services to other clients of Consultant not engaged in the same or similar business as that of GWTI or any other business.

Indemnification by GWTI as to Information Provided to Consultant. GWTI acknowledges that Consultant, in the performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by GWTI's officers, directors, agents and/or employees. GWTI agrees to indemnify, hold harmless and defend Consultant, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by GWTI to Consultant.

Indemnification by Consultant. Consultant agrees to indemnify, hold harmless and defend GWTI, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the actions, negligent or otherwise, of Consultant, its subsidiaries, agents, employees or affiliates in the performance of its obligations under the Agreement.

Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing its services hereunder. GWTI shall carry no workers compensation insurance or any health or accident insurance on Consultant or Consultant's employees. GWTI shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits that might be customary in an employer-employee relationship.

Compensation. SEE SCHEDULE A attached hereto and incorporated herein for all purposes.

Notices. Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

Modification and Waiver. This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

Binding Effect, Assignment. All covenants, rights and obligations contained in this Agreement by or on behalf of the Parties hereto shall bind and inure to the benefit of its respective personal representatives, successors, and assigns, whether so expressed or not. Further, no Party to this Agreement may assign its rights hereunder to any other person or entity without the express prior, written consent of the other parties hereto.

Consultant Representations. Consultant shall abide by all state and federal laws, rules and regulations, including but not limited to, the Securities and Exchange Acts of 1933 and 1934, in the acquisition of and transfer of the restricted stock herein received as compensation for this Agreement.

Entire Agreement. This writing constitutes the entire Agreement between the parties, and replaces and supersedes any previous agreement that may exist. This Agreement can only be modified by a written contract signed by both parties. In the event that any party brings suit to enforce any part of this Agreement, the prevailing party shall recover attorney fees and legal costs.

Governing Law/Venue. This Agreement shall be governed under the laws of the State of Texas and any claim arising here from shall be submitted to a court of competent jurisdiction located in Tarrant County, Texas.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

CHISOS EQUITY CONSULTANTS, LLC

By: ______________________ Date: 11/28/17

Stanley Woods, Manager

GREENWAY TECHNOLOGIES, INC., formerly known as UMED Holdings, Inc.

By: ______________________ Date: 11/28/17

D. Patrick Six, President

DPS
SW

SCHEDULE A
(COMPENSATION)

For the services to be rendered and performed by Consultant during the term of this Agreement, GWTI shall, upon acceptance of this Agreement, cause to be issued to the name of Chisos Equity Consultants, LLC:

One million (1,800,000) shares of restricted stock of GWTI due and payable immediately upon the Effective Date of this Agreement;

In addition to the initial payment, set forth above, as incentive to Consultant, GWTI shall cause the following amounts of restricted stock of GWTI to be transferred to Consultant, due and payable immediately upon the restricted stock reaching the designated restricted stock prices within the prescribed time.

- An additional 500,000 shares of restricted stock of GWTI due and payable immediately upon the date and time that GWTI stock reaches a price of $0.25 per share during the first year of this Agreement.
- An additional 500,000 shares of restricted stock of GWTI due and payable immediately upon the date and time that GWTI stock reaches a price of $0.45 per share during the first year of this Agreement.
- An additional 1,000,000 shares of restricted stock of GWTI due and payable immediately upon the date and time that GWTI stock reaches a price of $0.90 per share during the first or second year of this Agreement.
- An additional 2,000,000 shares of restricted stock of GWTI due and payable immediately upon the date and time that GWTI stock reaches a price of $1.50 per share during the first or second year of this Agreement.
- An additional 3,000,000 shares of restricted stock of GWTI due and payable immediately upon the date and time that GWTI stock reaches a price of $2.00 per share during the first, second or third year of this Agreement.
- An additional 1,000,000 shares of restricted stock of GWTI due and payable immediately upon the date and time that GWTI stock reaches a price of $10.00 per share during the first, second or third year of this Agreement.

Any shares due and payable to Consultant shall be earned as of the date and time the restricted stock price meets the contracted price mark, and shall be transferred to Consultant within ten (10) days of that date.

If the restricted stock price does not meet the contracted price mark during the term of this Agreement, nothing, beyond the initial restricted stock transfer is due and owing Consultant.

GWTI shall be responsible for reasonable expenses of Consultant for travel, lodging, rental car for trips taken on behalf of GWTI in advance if so provided, otherwise upon presentment. Consultant shall provide GWTI with invoices for same within reasonable time prior to such travel for approval by GWTI. Consultant shall not be obligated to travel if GWTI does not approve and pay in advance travel expenses.

The services of Consultant will begin and shall be deemed earned upon the restricted stock meeting the price mark as set forth above and shall continue for ninety days (90) after termination of this Agreement, therefore, at any point up to ninety (90) days after termination of this Agreement GWTI's restricted stock reaches the price mark, the consideration stated above shall be due and owning Consultant.

DPY
GW

SCHEDULE B
(DESCRIPTION OF SERVICES)

Consultation for Corporate Officer's Conference Call / Follow-Up Calls/Company Promotion

Investment Considerations / Bullet Points Developed

Assistance with Corporate Stock Profile as requested

Press Release Consultation, Conception and Strategy

Chat Room/Social Media Consultation

Investor Sentiment Consultation

Proactive Market Maker Communications, Relations and Consultation

Current Shareholder Relations & Communications Consultation

ADDENDUM NO. 2 CONSULTING AGREEMENT

THIS ADDENDUM TO CONSULTING AGREEMENT (hereinafter referred to as "Addendum No. 2") is to be effective as of the 19 day of March, 2018, by and between CHISOS EQUITY CONSULTANTS, LLC, maintaining its principal offices at 300 County Road 438, Eastland, Texas 76448 (hereinafter referred to as "Consultant"), and GREENWAY TECHNOLOGIES, INC., formerly known as UMED Holdings, Inc. (hereinafter referred to as "GWTI") with principal offices at 8851 Camp Bowie West, Suite 240, Fort Worth, Texas 76116.

W I T N E S E T H:

WHEREAS, Consultant and GWTI entered into a Consulting Agreement on 28th day of November, 2017, as a valid and enforcement contract by and between the Parties; and

WHEREAS, Consultant and GWTI amended such Consulting Agreement, Exhibit "A," on 16th day of February, 2018; and

WHEREAS, now, GWTI has requested additional Addendum to the Consulting Agreement and Exhibit "A" whereby the stock price must maintain or stay above a price for a fifteen (15) consecutive day period for incentives payments from the date of this Addendum forward, as set forth in Exhibit "A", to be deemed earned; payment of such incentives may be deferred by GWTI, for up to one (1) year from the date of being deemed earned per Exhibit "A," if shares are not available at the time of such being deemed earned; and management of Consultant shall be changed, per Secretary of State filings, to Managers of Stanley Woods and Dave Deison, only.

WHEREAS, GWTI shall have Board approval of the Consulting Agreement and Addendum to Exhibit "A", as contemplated herein, for all purposes, and the Parties agree that the Consulting Agreement and this Addendum to Exhibit "A" of the Consulting Agreement are valid and enforceable with no further modifications, unless executed per the terms of same.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed, from the date of this Addendum forward, as follows:

Addendum to Exhibit "A" of Consulting Agreement: All incentive payments as set forth in Exhibit "A" of the Consulting Agreement between the Parties is hereby amended for the sole purpose of replacing the following paragraph: Any shares due and payable to Consultant shall be earned as of the date and time the restricted stock price meets the contracted price mark, and shall be transferred to Consultant within ten (10) days of that date.
Such paragraph shall be replaced by the following: Any shares due and payable to Consultant shall be earned once the restricted stock price meets the contracted price mark, and remains at or above the price mark for fifteen (15) consecutive days, and shall be transferred to Consultant within (15) days of that date. Furthermore, such payment may be deferred for up to one (1) year by GWTI from the date deemed earned, if such stock is not available in treasury or authorized stock of GWTI at the time deemed earned.

Addendum to Consulting Agreement: Chisos Equity Consultants, LLC shall change its Managers, as filed with the Secretary of State of the State of Texas to include only Dave Deison and Stanley Woods during the existence of this Agreement.

SW
DPD

No Other Changes and Board Approval: The Parties agree that all terms, conditions and obligations of the Consulting Agreement are valid and enforceable, and GWTI represents that its Board of Directors fully approves the Consulting Agreement and the Addendum to Exhibit "A" of the Consulting Agreement, with the enclosed amendments, with no further modifications, unless executed per the terms of same.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

CHISOS EQUITY CONSULTANTS, LLC

By: Stanley Woods Date: 3/19/2018

Stanley Woods, Manager

GREENWAY TECHNOLOGIES, INC., formerly known as UMED Holdings, Inc.

By: D. Patrick Six Date: 3/19/18

D. Patrick Six, President